SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement         [ ] Confidential, For Use of the
                                                      Commission Only
[X] Definitive Proxy Statement          (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          NorthEast Optic Network, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement no.:

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(4) Date Filed:

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


                          NORTHEAST OPTIC NETWORK, INC.
                        391 TOTTEN POND ROAD - SUITE 401
                          WALTHAM, MASSACHUSETTS 02451

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 26, 1999

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NorthEast Optic Network, Inc., a Delaware corporation (the "Company"), will be held as follows:

           Date:     Wednesday, May 26, 1999
           Time:     10:00 a.m. local time
           Place:    The offices of Credit Suisse First Boston
                                    100 Federal Street -- 30th Floor
                                    Boston, Massachusetts

The meeting will be held to consider and vote upon the following matters:

      1. To elect seven directors to serve until the 2000 Annual Meeting of Stockholders;

      2. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the current year; and

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Friday, April 9, 1999 as the date for the determination of the stockholders of record entitled to notice of, and to vote at, the meeting and at any adjournments thereof.

                                            By order of the Board of Directors,
May 3, 1999                                 Roger M. Barzun, Secretary


              WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
                  PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE
               ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE
                IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES.
                   NO POSTAGE NEED BE AFFIXED IF THE PROXY IS
                          MAILED IN THE UNITED STATES.

                          NORTHEAST OPTIC NETWORK, INC.
                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 26, 1999


General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NorthEast Optic Network, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, May 26, 1999 at 10:00 a.m. local time at the offices of Credit Suisse First Boston, 100 Federal Street (30th Floor), Boston, Massachusetts and at any adjournment of that meeting.

All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery to the Secretary of the Company of a written revocation or a subsequently dated proxy or by voting in person at the meeting. Attendance at the meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the meeting that the stockholder intends to revoke the proxy and vote in person.

On April 9, 1999, the date for the determination of stockholders of record entitled to vote at the meeting, there were outstanding and entitled to vote an aggregate of 16,077,783 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1998, which contains financial statements and other information of interest to stockholders and accompanies the Notice of Meeting and this Proxy Statement, is being mailed to stockholders on or about May 3, 1999. A copy of the Company's Annual Report on Form 10-K is available upon request from the Company.


Votes Required

The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting. Holders of shares of Common Stock present in person or represented by proxy (including holders of shares who abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

Of the holders of shares who are entitled to vote and who are present or represented by proxy at the meeting, the affirmative vote of the holders of a plurality of the shares voted is required for the election of the directors and the affirmative vote of the holders of a majority of the shares voted is required for ratification of the appointment of the Company's independent public accountants.

Holders of shares who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the election of the directors or the ratification of the appointment of independent public accountants.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

The Company has seven directors whose term of office expires at the 1999 Annual Meeting of Stockholders. The Board of Directors proposes that the nominees described below, each of whom is currently serving as a director, be elected to a new term of one year, to serve until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified.

The persons named in the enclosed proxy will vote to elect each of the nominees named below unless the proxy is marked otherwise. Each of the nominees has indicated his or her willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.


Listed below is information that has been furnished by each director as to his or her (i) age at February 15, 1999; (ii) year of election as a director of the Company; (iii) principal occupation and business experience for the past five years; and (iv) directorships with other publicly held companies.


                                            Director    Principal Occupation, Other Business Experience
Name                                 Age      Since     During the Past Five Years, and Other Directorships
----------------------------------------------------------------------------------------------------------------------------------
Vincent C. Bisceglia                  44      1998      Chairman of the Board and Chief Executive Officer of the
                                                        Company since 1998; and President and Chief Executive
                                                        Officer of Technology Service Group, Inc. a global
                                                        telecom equipment manufacturing company from 1994 to
                                                        1997.

Victor Colantonio                     51      1989      President of the Company since 1994; Vice Chairman of
                                                        the Board of Directors since 1998; and the Company's
                                                        founder.

Katherine Dietze Courage              40      1998      Managing Director at Credit Suisse First Boston since
                                                        1996; Account Officer at Salomon Brothers from 1986 to
                                                        1996; and a Director of LightPath Technologies, a glass
                                                        lens production company.

John H. Forsgren                      52      1998      Executive Vice President and Chief Financial Officer of
                                                        Northeast Utilities and various subsidiaries since 1996;
                                                        Managing Director of Chase Manhattan Bank from 1995
                                                        to 1996; Senior Vice President of The Walt Disney
                                                        Company, from 1990 to 1994.  Mr. Forsgren serves as a
                                                        director of the Company at the request of the management
                                                        of Northeast Utilities.

David E. Marsh                        51      1998      Chief Financial Officer of CMP Group, Inc. since 1998;
                                                        and Chief Financial Officer of Central Maine Power
                                                        Company from 1973 to 1998.

F. Michael McClain                    49      1996      Vice President, Corporate Development of CMP Group,
                                                        Inc. since 1998; Vice President, Corporate Development
                                                        of Central Maine Power Company from February to
                                                        September 1998; and Group Vice President-Petroleum of
                                                        Dead River Company from 1979 to 1996.

                                            Director    Principal Occupation, Other Business Experience
Name                                 Age      Since     During the Past Five Years, and Other Directorships
----------------------------------------------------------------------------------------------------------------------------------
Gary D. Simon                         50      1998      Senior Vice President-Strategy and Development for
                                                        Northeast Utilities Service Company, a subsidiary of
                                                        Northeast Utilities, since 1998; Senior Director of
                                                        Cambridge Energy Research Associates, an independent
                                                        research firm specializing in energy markets from 1990 to
                                                        1998.  Mr. Simon serves as a director of the Company at
                                                        the request of the management of Northeast Utilities.


For information relating to shares of Common Stock owned by each of the directors, see "Security Ownership of Certain Beneficial Owners and Management" below.


Board and Committee Meetings

The Board of Directors met ten times during 1998. Each director attended at least 75% of the aggregate number of Board and committee meetings held during 1998 that he or she was eligible to attend as a director and committee member. The Company has a standing audit committee and compensation committee.

The Audit Committee of the Board of Directors is responsible for reviewing financial reports, accounting procedures and controls the scope and results of the annual audit of the Company's financial statements. The Audit Committee met once during 1998. The current members of the Audit Committee are Messrs. Marsh (Chairman) and Simon and Ms. Courage.

The Compensation Committee of the Board of Directors is responsible for reviewing compensation issues and making decisions concerning the compensation (including stock option grants) of the Company's executive officers. The Compensation Committee met once during 1998 in addition to participating in discussions concerning compensation with the entire Board of Directors. The current members of the Compensation Committee are Ms. Courage (Chairperson) and Messrs. Forsgren and McClain.


Directors' Compensation

On September 25, 1998, the Board of Directors adopted a Board Compensation Plan which provides for the payment of certain fees to directors who are not employees of the Company ("non-employee directors"). The Board Compensation Plan specifies that each non-employee director shall be paid $20,000 per year of service as a director, payable quarterly in arrears; $500 per board meeting attended; $250 per committee meeting attended; $300 per telephonic board meeting attended; and $150 per telephonic committee meeting attended. All directors are reimbursed their expenses of attending Board and committee meetings. At December 31, 1998, no directors' fees had been paid.

Also pursuant to the Board Compensation Plan, each non-employee director was granted an initial option to purchase 16,241 shares of Common Stock which is exercisable at $12.00 per share. New non-employee directors will be granted an option to purchase 16,241 shares of Common Stock exercisable at the then current market price per share. In addition, at the first meeting of directors following each annual meeting of stockholders, each non-employee director will be granted an additional option to purchase one-tenth of one percent (0.1%) of the number of shares of Common Stock outstanding on a fully diluted basis at the then current market price. Each such option will vest in four equal installments on the date of grant and on the first three anniversaries of the date of grant.

On May 20, 1998, the Company granted to Mr. Colantonio an option to purchase up to 649,628 shares of Common Stock at an exercise price of $12.00 per share. The option became exercisable as to 162,407 shares on the date of the grant and will be exercisable as to an additional 162,407 shares on each of August 5, 1999, 2000 and 2001. On May 20, 1998, the Company also granted to Richard A. Crabtree, then Chairman and Chief Executive Officer of the Company, an option to purchase up to 649,628 shares of Common Stock at an exercise price of $12.00 per share. The option vested in three equal annual installments beginning August 5, 1999. This option was canceled in full upon Mr. Crabtree's resignation in November 1998. On September 25, 1998, the Company granted to each of Messrs. Forsgren, Marsh, McClain and Simon and Ms. Courage an option to purchase up to 16,241 shares of Common Stock at an exercise price of $12.00 per share. The options are exercisable in four equal annual installments beginning on September 25, 1998. On November 11, 1998 the Company granted to Mr. Bisceglia an option to purchase up to 350,000 shares of Common Stock at an exercise price of $6.0875 per share. The option becomes exercisable as to 162,407 shares on each of November 11, 1999 and 2000 and as to the remaining shares on November 11, 2001.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 1999 with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) the directors and director nominees of the Company; (iii) the Chief Executive Officer, the former Chief Executive Officer and the other executive officers listed in the Summary Compensation Table below; and (iv) the directors and executive officers of the Company as a group.


                                                                               Amount and Nature
                                                                          of Beneficial Ownership (2)
                                                                -----------------------------------------------
Name and Address(1)                                              Number of Shares          Percentage of
of Beneficial Owner                                               of Common Stock           Common Stock
---------------------------------------------------------------------------------------------------------------
CMP Group, Inc.(3)..........................................            6,176,742              38.5%
41 Anthony Avenue
Augusta, Maine 04330

Northeast Utilities(4)......................................            4,774,038              29.7%
107 Selden Street
Berlin, Connecticut 06037

Gilder Gagnon Howe & Co. LLC(5).............................            1,155,530               7.2%
1775 Broadway - 26th Floor
New York, New York 10019

Vincent C. Bisceglia........................................                   --                *

Victor Colantonio...........................................              294,172(6)            1.8%

Katherine D. Courage........................................                4,060(7)             *

Richard A. Crabtree(8)......................................                   --                *

William F. Fennell..........................................               41,002(9)             *

John H. Forsgren............................................                4,060(10)            *

David E. Marsh..............................................                4,060(11)            *

F. Michael McClain..........................................                4,060(12)            *

Michael A. Musen............................................              113,941(13)            *

Gary D. Simon...............................................                4,060(14)            *


                                                     -4-




                                                                               Amount and Nature
                                                                          of Beneficial Ownership(2)
                                                                 ----------------------------------------------
Name and Address(1)                                               Number of Shares          Percentage of
of Beneficial Owner                                               of Common Stock           Common Stock
---------------------------------------------------------------------------------------------------------------
All directors and executive officers as a group
(11 persons)................................................             469,715(15)            2.9%

-------------

* Less than 1%

1. The address of each person for whom no address is included in the table is c/o NorthEast Optic Network, Inc., 391 Totten Pond Road, Suite 401, Waltham, Massachusetts 02451.

2. The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the holder has sole or shared voting power or investment power and also any shares which the holder has the right to acquire within 60 days after January 31, 1999 through the exercise of any stock option or other right. The inclusion of those shares, however, does not constitute an admission that the named stockholder is the beneficial owner of them. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock listed as owned by such person or entity. Percentage of Common Stock is based on 16,066,333 shares of Common Stock outstanding at January 31, 1999, plus, as described above, any shares that the holder in question has the right to acquire within 60 days after January 31, 1999, but not any shares that any other holder has the right to acquire.

3. All shares are owned directly by MaineCom Services ("MaineCom"), a wholly-owned subsidiary of CMP Group, Inc. ("CMP"). Mr. Crabtree, the former Chairman and Chief Executive Officer of the Company was the President of MaineCom. Mr. Marsh, a director of the Company, is the Chairman of the Board of MaineCom and the Chief Financial Officer of CMP. Mr. McClain, a director of the Company, is a Director of MaineCom Services and Vice President, Corporate Development of CMP. Each of Messrs. Crabtree, Marsh and McClain disclaims beneficial ownership of the shares held by MaineCom and CMP except to the extent of his pecuniary interest in CMP.

4. All shares beneficially owned by Northeast Utilities ("NU") are held by Mode 1 Communications, Inc. ("Mode 1"), a wholly-owned subsidiary of NU Enterprises, Inc., in turn, a wholly-owned subsidiary of NU. Mr. Forsgren, a director of the Company, is the Executive Vice President and the Chief Financial Officer of NU, NU Enterprises, Inc. and Mode 1. Mr. Simon, a director of the Company, is the Senior Vice President--Strategy and Development for Northeast Utilities Service Company, a subsidiary of NU. Each of Messrs. Forsgren and Simon disclaims beneficial ownership of the shares held by Mode 1 except to the extent of his pecuniary interest in NU.

5. According to a Schedule 13G filed with the Securities and Exchange Commission, at January 31, 1999, Gilder Gagnon Howe & Co. LLC had shared dispositive power over all of the shares, and voting power over none of the shares reflected on this table.

6. This number includes 162,157 shares issuable pursuant to outstanding stock options exercisable within 60 days after January 31, 1999 and 300 shares held by Mr. Colantonio's minor child, as to which shares Mr. Colantonio disclaims beneficial ownership except to the extent of his pecuniary interest therein.

7. These shares are issuable pursuant to outstanding stock options exercisable within 60 days after January 31, 1999.

8. Mr. Crabtree resigned as Chairman and Chief Executive Officer of the Company in November, 1998.

9. This number includes 40,602 shares issuable pursuant to outstanding stock options currently exercisable or which become exercisable within 60 days after January 31, 1999 and 400 shares held by Mr. Fennell's minor children, as to which shares Mr. Fennell disclaims beneficial ownership except to the extent of his pecuniary interest therein.

10. These shares are issuable pursuant to outstanding stock options currently exercisable or which become exercisable within 60 days after January 31, 1999. This number does not include shares held by Mode 1.

11. These shares are issuable pursuant to outstanding stock options currently exercisable or which become exercisable within 60 days after January 31, 1999. This number does not include shares held by MaineCom.

12. These shares are issuable pursuant to outstanding stock options currently exercisable or which become exercisable within 60 days after January 31, 1999. This number does not include shares held by MaineCom.

13. This number includes 40,601 shares issuable pursuant to outstanding stock options currently exercisable or which become exercisable within 60 days after January 31, 1999 and 300 shares held by Mr. Musen's minor child, as to which shares Mr. Musen disclaims beneficial ownership except to the extent of his pecuniary interest therein.

14. These shares are issuable pursuant to outstanding stock options currently exercisable or which become exercisable within 60 days after January 31, 1999. This number does not include shares held by Mode 1.

15. This number includes 263,660 shares issuable pursuant to outstanding stock options currently exercisable or which become exercisable within 60 days after January 31, 1999.

                                ----------------

                       COMPENSATION OF EXECUTIVE OFFICERS


Summary Compensation Table

The following table sets forth the compensation for the fiscal years ended December 31, 1997 and 1998 for the Company's Chief Executive Officer, its former Chief Executive Officer, and its four most highly compensated executive officers (other than the Chief Executive Officers) whose total annual salary and bonus exceeded $100,000 in 1998. The Chief Executive Officers and such other executive officers are hereinafter referred to as the "Named Executive Officers."

                                                                 Annual                                Long-Term
                                                              Compensation                        Compensation Awards
                                                ----------------------------------------   ---------------------------------
                                                                                             Securities        All Other
                                                  Fiscal                                     Underlying       Compensation
Name and Principal Position                        Year       Salary ($)     Bonus ($)       Options (#)            ($)
-------------------------------------------     ----------------------------------------   ---------------------------------
Vincent C. Bisceglia.......................        1998       $25,845(1)          --          350,000              --
   Chairman of the Board, Chief
   Executive Officer and Director

Richard A. Crabtree(2).....................        1998       $69,999(3)          --          649,628(4)           --
   (former) Chairman of the
   Board and Chief Executive
   Officer and Director

Victor Colantonio..........................        1998      $174,556       $500,000          649,628              --
   Vice Chairman of the Board,                     1997      $150,000         $2,885            --                 --
   President and Director

William F. Fennell.........................        1998      $111,436             --          162,407              --
   Chief Financial Officer,                        1997      $ 91,730
   Treasurer and Assistant
   Secretary

Michael A. Musen...........................        1998      $123,313             --           40,601              --
   Vice President, Operations                      1997      $112,000         $2,154            --                 --

----------------

1. Mr. Bisceglia's employment agreement provides for an annual salary of not less than $210,000 per year.

2. Mr. Crabtree resigned from the Company as of November 4, 1998.

3. Mr. Crabtree's employment agreement provided for an annual salary of not less than $200,000 per year.

4. This option was canceled upon Mr. Crabtree's resignation.

                                 ---------------

Option Grants in the Last Fiscal Year

The following table sets forth certain information concerning grants of stock options made during fiscal 1998 to each of the Named Executive Officers.


                                                                                                           Potential Realizable
                                                                                                             Value at Assumed
                                                                                                          Annual Rates of Stock
                                                                                                          Price Appreciation for
                                                         Individual Grants                                    Option Term(1)
                                ----------------------------------------------------------------    --------------------------------
                                    Number of         Percent of
                                   Securities           Total          Exercise
                                   Underlying          Options         Price Per
                                     Options          Granted to         Share       Expiration
Name                               Granted (#)        Employees         ($/Sh)         Date(2)            5% ($)          10% ($)
------------------                -------------     --------------   ------------- ----------------------------------   ------------
Vincent C. Bisceglia...........     350,000(3)          14.1%           $6.09         11/11/08          $1,340,500      $3,396,971

Richard A. Crabtree............     649,628(4)          26.1%          $12.00         05/20/08           4,902,612      12,423,745

Victor Colantonio..............     649,628(5)          26.1%          $12.00         05/20/08           4,902,612      12,423,745

William F. Fennell.............     162,407(6)           6.5%          $12.00         05/20/08           1,225,653       3,105,936

Michael A. Musen...............      40,601(7)           1.6%          $12.00         05/20/08             306,407         776,469

--------------

1. The amounts shown in these columns represent hypothetical gains that could be achieved if the options were exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the option was granted to its expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with an exercise. Actual gains, if any, on a stock option exercise will depend on the future performance of the Common Stock, the option holder's continued employment, and the date on which the option is exercised.

2. The expiration date of each option is the tenth anniversary of the date on which the option was granted.

3. This option becomes exercisable as to 162,407 shares on each of November 11, 1999 and 2000 and as to the remaining shares on November 11, 2001.

4. This option was exercisable in three equal annual installments beginning on August 5, 1999, but was canceled in full upon Mr. Crabtree's resignation.

5. This option becomes exercisable as to 162,407 shares on May 20, 1998 and as to 162,407 shares on each of August 5, 1999, 2000 and 2001.

6. This option becomes exercisable as to 40,602 shares on each of May 20, 1998, August 5, 1999 and August 5, 2000 and as to 40,601 shares on August 5, 2001.

7. This option was exercisable in full as of the date of grant.

                                ---------------

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

The following table sets forth certain information concerning each exercise of a stock option during the fiscal year ended December 31, 1998 by each of the Named Executive Officers and the number and "value" of unexercised options held by each of the Named Executive Officers on December 31, 1998. The value of an unexercised option for purposes of this table is the difference between the fair market value of the Common Stock on December 31, 1998 ($10.375 per share, as quoted on the Nasdaq National Market) and the option's exercise price, multiplied by the number of shares underlying the option.


                                                        Number of Securities              Value of Unexercised In-the-
                                                       Underlying Unexercised               Money Options at Fiscal
                                                     Options at Fiscal Year End                     Year End
                                                                 (#)                                  ($)
                                                  -------------------------------------------------------------------------
                         Shares
                        Acquired
                           on        Value
                        Exercise    Realized
Name                      (#)         ($)         Exercisable       Unexercisable        Exercisable      Unexercisable
---------------------------------------------------------------------------------------------------------------------------
Vincent C. Bisceglia      --          --              -0-              350,000               -0-            1,499,750

Richard A. Crabtree       --          --              --                 --                  --                --

Victor Colantonio         --          --            162,407            487,221               -0-               -0-

William F. Fennell        --          --             40,602            121,805               -0-               -0-

Michael A. Musen          --          --             40,601              -0-                 -0-               -0-


Employment Agreements

The Company has entered into an employment agreement with Mr. Bisceglia, Chairman of the Board of Directors and Chief Executive Officer, dated November 12, 1998 and made effective November 5, 1998. The agreement has an initial term expiring on December 31, 2001 and is automatically extended for one year periods unless either party gives notice no later than the immediately preceding July 1 of its desire to terminate the agreement. The agreement provides for an annual base salary of not less than $210,000 and for the grant of two options in November 1998 and a third option in January 1999. The first two options cover 350,000 shares in the aggregate which become exercisable at $6.0875 per share, as to 162,407 shares on each of November 11, 1999 and 2000 and as to 25,186 shares on November 11, 2001; the third option covers 299,628 shares and becomes exercisable at $12.00 per share as to 137,221 shares on November 11, 2001 and as to 162,407 shares on November 11, 2002. In addition to being eligible to participate in the Company's executive and employee plans, Mr. Bisceglia has an opportunity to earn an annual bonus of up to 35% of his base salary upon achieving certain performance goals. If Mr. Bisceglia's employment is terminated for any reason other than death, Total Disability or Cause (as each is defined in the agreement) or if the Company elects not to renew the agreement after the occurrence of a Change of Control of the Company (as defined in the agreement), Mr. Bisceglia will be entitled to receive a lump sum payment in an amount equal to 2.99 times his then-current base salary. If in the absence of a Change of Control the agreement is not renewed or Mr. Bisceglia's employment is terminated for any reason other than death, Total Disability or Cause or by him within six months of a Constructive Discharge (as defined in the agreement), Mr. Bisceglia will be entitled to receive a lump sum payment in an amount equal to his base salary in effect immediately preceding his termination or Constructive Discharge, as the case may be.

The Company has entered into an employment agreement with Victor Colantonio, President of the Company and Vice Chairman of the Board of Directors, dated October 15, 1997, as amended. The agreement has an initial term of three years and is automatically extended for one-year terms thereafter unless either party gives written notice no later than the immediately preceding April 1 of its desire to terminate the agreement. The agreement provides for an annual base salary of not less than $150,000. If Mr. Colantonio's employment is terminated without cause after the occurrence of a Change of Control of the Company (as defined in the agreement), Mr. Colantonio will be entitled to receive a lump sum payment in an amount equal to 2.99 times his then-current base salary. Upon consummation of the Company's initial public offering of Common Stock, Mr. Colantonio's annual base salary was increased to $200,000, as provided for in the agreement.

The Company has entered into an employment agreement, dated July 1, 1998, with William F. Fennell, the Company's Chief Financial Officer. The agreement has an initial term expiring on July 30, 2001. The agreement provides for an annual base salary of not less than $125,000 per year, as well as an option to purchase 162,407 shares of Common Stock at $12.00 per share evidenced by a stock option agreement which provides that the option vests as to 40,602 shares on each of May 20, 1998, August 5, 1999 and August 5, 2000 and as to 40,601 shares on August 5, 2001. Pursuant to the agreement, Mr. Fennell is also entitled to participate in the Company's executive incentive plan and has an opportunity to earn an annual bonus, targeted at 25% of his base salary.

The Company has entered into an employment agreement with Michael A. Musen, the Company's Vice President, Operations, dated September 29, 1994. The agreement has a term of three years and renews automatically on an annual basis unless terminated by either party on at least 180 days' notice. The agreement provides for an annual base salary of $112,000. In addition, in June 1998 the Board of Directors granted to Mr. Musen an option to purchase 40,601 shares of the Company's Common Stock, exercisable in full upon August 5, 1998 with an exercise price per share of $12.00.

Prior to his resignation as Chairman and Chief Executive Officer of the Company, Richard A. Crabtree was employed pursuant to an employment agreement dated July 1, 1998. The agreement had an initial term expiring on December 31, 1998, and provided for an annual base salary of not less than $200,000 per year, as well as an option to purchase 649,628 shares of Common Stock at $12.00 per share vesting in three equal annual installments beginning on July 30, 1999. Pursuant to the agreement, Mr. Crabtree was also entitled to participate in the Company's executive incentive plan and had an opportunity to earn an annual bonus, targeted at 35% of his base salary. Upon his resignation, the employment agreement was terminated.

Pursuant to the provisions of the Company's Amended and Restated 1998 Stock Incentive Plan, under which the foregoing options were granted, all options become exercisable in full upon a Change in Control as defined in the Stock Incentive Plan).


Report of the Board of Directors and Compensation Committee on Executive Compensation

Until June, 1998, the Company's Board of Directors was responsible for establishing the 1998 compensation of the Company's executive officers, including the current and the former Chief Executive Officer. After that date, the Board delegated this responsibility to the Compensation Committee. In 1998, the Board and the Compensation Committee sought to achieve two primary goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Board and the Compensation Committee structured executive compensation programs in a manner that it believed would enable the Company to attract and retain key executives. In order to ensure continuity of certain key members of management, the Board approved multi-year employment contracts for executive officers. Second, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

The compensation programs for the Company's executives established by the Board and the Compensation Committee consist of a base salary plus an annual cash bonus and/or a stock-based equity incentive award.

In establishing base salaries for the executive officers, including the current and former Chief Executive Officers, the Board monitored salaries at other companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographic area as the Company, considered historic salary levels of the individual and the nature of the individual's experience and responsibilities and compared the individual's base salary with those of other executives at the Company. To the extent determined to be appropriate, the Board also considered the Company's financial performance and the individual's performance.

In establishing bonuses for the executive officers, including the current and former Chief Executive Officers, the Board considered a combination of individual and corporate performance goals to be achieved during the coming year.

A number of the executive officers hold a substantial equity interest in the Company. For those executive officers who do not hold such an interest, the Board has used stock options as a significant element of the compensation package. It is not currently the policy of the Board or the Compensation Committee to grant stock options to executives annually, and the timing of grants to executives, if any, will depend upon a number of factors, including new hires of executives, the executives' current stock and option holdings and such other factors as the Board or the Compensation Committee deems relevant. When granting stock options, it has generally been the policy of the Board to fix the exercise price at 100% of the fair market value of the Common Stock on the date of grant.

The compensation of the current and former Chief Executive Officers was established based on a number of factors. The Board believes that it has provided for market-driven salary ranges based on the Chief Executive Officer's job responsibilities and influences on the Company's performance with a balance of salary, bonus and stock options. In particular, each of the current and the former Chief Executive Officer was granted a stock option in order to tie his compensation to the Company's performance as reflected by the Company's stock price. Mr. Crabtree's compensation was, in part, tied to the successful completion of the Company's initial public offering of its Common Stock and Mr. Bisceglia's compensation was determined through the negotiation with him of his employment agreement terms.


Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In this regard, the Company has limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). While the Committee does not currently intend to qualify its annual bonus awards as qualified performance-based compensation, it will continue to monitor the impact of
Section 162(m) on the Company. It does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term.

The Board of Directors and Compensation Committee: Vincent C. Bisceglia, Victor Colantonio, Katherine D. Courage,* John H. Forsgren,* David E. Marsh, F. Michael McClain* and Gary D. Simon

* Member of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

During 1998, Vincent Bisceglia, Richard Crabtree and Victor Colantonio served on the Board of Directors and served as executive officers. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other corporation's board of directors or compensation committee.

The current members of the Company's Compensation Committee are Ms. Courage and Messrs. Forsgren and McClain. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Company.


Certain Transactions

Since January 1, 1998, the Company has entered into or engaged in the transactions described below with the following directors, officers and stockholders who beneficially own more than 5% of the outstanding Common Stock ("5% Stockholders"), and with affiliates of such directors, officers and 5% Stockholders.


NU Agreements

In 1994 and 1995, the Company and the three principal operating subsidiaries of Northeast Utilities ("NU") entered into a series of agreements (as subsequently amended and restated in February 1998, the "NU Agreements") concerning the provision of Rights of Way ("ROWs") along electric utility towers and inside urban electric utility ducts. Pursuant to the NU Agreements, the Company acquired indefeasible rights of use ("IRUs") in fiber optic filaments placed along NU's ROWs prior to February 1998 and acquired ownership of fiber optic filaments placed along NU's ROWs subsequent to February 1998 (collectively, the "NU System"). NU and the Company both agreed to use their best efforts to complete installation of the NU System by September 1999. The Company agreed to pay the cost of installing the cable and to utilize NU's engineering staff in carrying out the installation. Under the NU Agreements, the Company agreed to pay to NU mileage-based annual fees and a percentage of the gross revenues that the Company generates on the portion of the Company's "NEON" system located on NU's ROWs.

A portion of the NU System, comprised of 12 fibers within the cable, is owned by, and has been set aside for, NU's use ("NUNet"). NU may lease these fibers to third parties, provided that prior to September 2001, NU is not permitted to assign any fibers or resell capacity on NUNet to certain specified carriers except for certain limited purposes. After September 2001, NU will be free to use NUNet to compete with the Company.

Under the NU Agreements, if any proposed segment of the NEON system's route requires material modifications or unusual expense to make it available for the Company's fiber, or if NU withdraws any segment from the route in order to give priority to electrical services, the Company has the right to designate additional or alternative route segments, subject to NU's approval, which shall not be withheld unless such additional or alternative segments would materially adversely affect NU's ability to provide reliable electric service, cause or create safety problems or would not be feasible for structural reasons. If NU desires to create new route segments in order to extend the NU System, the Company has a right of first refusal on the provision of any such segments. If NU obtains such segments from third parties, NU has agreed to use its best efforts to obtain for the Company the unimpeded use of not less than 12 usable single mode fibers in such segment on terms no less favorable than those provided to NU.

The NU Agreements have an initial term of 30 years and expire in September 2024. Thereafter they automatically renew for five-year terms, unless one of the parties has given a one-year advance notice of termination. In the event that NU gives such a notice and terminates the NU Agreements, it must either, at its option, pay to the Company an amount equal to the fair market value of the NU System less NUNet or allow the Company to retain its IRUs and receive from the Company an annual payment equal to 10% of the Company's gross revenue from the NU System, which payment would be in addition to the other annual payments under the NU Agreements.

In addition to the foregoing, the NU Agreements may be terminated by NU if the Company defaults in the performance of certain of its obligations under the NU Agreements, including the failure to establish NUNet by September 1999, the failure to obtain and maintain all necessary government permits, licenses, franchises and approvals, and the failure to pay amounts due under the NU Agreements, subject in most cases to cure periods of between 30 and 90 days.


CMP Agreement

In January 1997, the Company and Central Maine Power Company ("CMP") entered into an agreement (the "CMP Agreement") in which CMP granted the Company a right of use in fiber optic filaments within a cable along a certain route in CMP's service territory (the "CMP System"). CMP and the Company both agreed to use their best efforts to complete installation of the CMP System by January 1999. The Company has the right to install additional cable in CMP's service territory, subject to the approval of CMP, which must not be unreasonably withheld. The Company is obligated to pay the cost of installing the cable.

In exchange for the rights of use, the Company agreed to pay to CMP an annual fee beginning, with regard to any particular route segment, in the first calendar year following the installation date for such route segment (the "Installation Date").

The Company's rights of use do not apply to six fibers that have been set aside for CMP's use ("CMPNet"). CMP may use these fibers for its own business purposes, but may not lease them to third parties prior to the seventh anniversary of any given Installation Date. After such seven-year period, to the extent that CMP has excess capacity on CMPNet, CMP is required to negotiate in good faith with the Company to provide such excess capacity to the Company before making it available to third parties. If the Company does not enter into an agreement with CMP with respect to such excess capacity, CMP will be able to use such capacity to compete with the Company.

The CMP Agreement has an initial term of 30 years and expires in January 2027. Thereafter it is renewable at the option of the Company for an additional ten-year term. In the event that the Company elects to renew the CMP Agreement, it must pay to CMP an annual payment equal to 10% of the Company's gross annual revenue from the CMP System, which payment would be in addition to the other annual payments under the CMP Agreement.

In addition to the foregoing, the CMP Agreement may be terminated by CMP if the Company defaults in certain of its obligations under the CMP Agreement and such default is not cured within a designated cure period.

The Company believes that the NU Agreements and the CMP Agreement are on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. NU has waived right-of-way fees otherwise payable by the Company through 2004 in return for the Company's agreement to build the NEON system to certain NU facilities and to allow NU to use 12 fibers on designated route segments in the NU service territory.


Reorganization

The Company was incorporated in Massachusetts in July 1989 under the name "FiveCom, Inc." In May 1996, FiveCom LLC, an operating subsidiary majority-owned by the Company, was organized in Massachusetts. Also in May 1996, FiveCom LLC and Mode 1 Communications, Inc. ("Mode 1"), a subsidiary of NU, organized NECOM LLC in Massachusetts, with FiveCom LLC owning approximately 60%, and Mode 1 owning approximately 40% of the membership interests in NECOM LLC. In December 1996, FiveCom LLC and MaineCom Services ("MaineCom"), a wholly-owned subsidiary of

CMP, organized FiveCom of Maine LLC in Massachusetts, with MaineCom owning 66.67%, and FiveCom LLC owning 33.33%, of the membership interests in FiveCom of Maine LLC.

In order to simplify the corporate structure and in contemplation of the Company's initial public offering of its Common Stock, the Company's major stockholders decided to reorganize the Company. In April 1998, prior to the Reorganization (as defined below), CMP exercised its warrants to purchase 5,876 shares of membership interests in FiveCom LLC for an aggregate exercise price of $58.76. In July 1998, the Company entered into a Restructuring and Contribution Agreement with, inter alia, CMP, MaineCom (an affiliate of CMP) and Mode 1 (an affiliate of NU) relating to the Reorganization (as defined below) of the Company, pursuant to which (i) each of the minority members in FiveCom LLC (and each of Mode 1 and MaineCom) exchanged their membership interests in FiveCom LLC, NECOM LLC and FiveCom of Maine LLC, respectively, for shares of the Series B Convertible Preferred Stock of the Company; (ii) FiveCom LLC and NECOM LLC were each merged with and into a wholly-owned subsidiary of the Company; (iii) FiveCom of Maine LLC was merged into FiveCom of Maine, Inc., a wholly-owned subsidiary of the Company; and (iv) the Company was reincorporated in Delaware under the name "NorthEast Optic Network, Inc." and the Company's Certificate of Incorporation was amended and restated. The actions described in the preceding sentence are referred to herein as the "Reorganization." The shares of membership interest in FiveCom LLC received by CMP upon exercise of its warrant were exchanged for 144,172 shares of the Series B Convertible Preferred Stock of the Company, which shares had an estimated value at the time of the Reorganization of approximately $4.3 million. Mr. Colantonio, the Company's President, and Mr. Musen, a Vice President of the Company, exchanged their membership interests in FiveCom LLC for 17,788 shares and 14,549 shares, respectively, of the Company's Series B Convertible Preferred Stock, which shares had an estimated aggregate value at the time of the Reorganization of approximately $542,000 and $443,000, respectively. The Company believes that the value of the membership interests exchanged in the Reorganization was equivalent to the value of the shares issued in respect of each such membership interest.


Other Transactions

Ms. Courage, a director of the Company, is Managing Director at Credit Suisse First Boston, which acted as one of the underwriters in the Company's initial public offering.

During the years ended December 31, 1996, 1997 and 1998, the Company reimbursed CMP and/or MaineCom for personnel and construction costs related to activities of the Company. The amount paid to CMP totaled $310,591, $725,000 and $1.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. Of those amounts, $0, $29,779 and $151,933 was included in accounts payable at December 31, 1996, 1997, and 1998 respectively.

CMP and the Company are parties to a Tax Sharing Agreement, which terminated in 1998, pursuant to which CMP included the Company in its consolidated federal income tax return beginning in 1996. At December 31, 1996, 1997 and 1998, the amounts due to the Company under the Tax Sharing Agreement from CMP amounted to approximately $0, $368,700 and $755,800, respectively, for current and deferred income tax benefits related to CMP's utilization of the Company's loss carryforwards. As a result of this arrangement, the Company has no loss carryforwards.

The Company paid NU $3,719,404 in 1996, $945,667 in 1997 and $1,906,941 in 1998
for materials, labor and other contractor charges related to the construction of the NEON system. Approximately $357,100, $494,500 and $359,300 was included in accounts payable at December 31, 1996, 1997 and 1998, respectively.

CMP agreed to allow right-of-way payments otherwise payable by the Company to accrue so long as amounts borrowed by the Company from Peoples Heritage Savings Bank under a $1.6 million construction loan agreement were outstanding. The Company repaid the Peoples Heritage Savings Bank loan with the proceeds of its initial public offering of its Common Stock. The amount of right-of-way payments accrued through March 31, 1998 was approximately $120,000.

Upon the closing of the Company's initial public offering, the Company paid a bonus of $500,000 to each of Mr. Colantonio and MaineCom. The payment to MaineCom is in recognition of the services provided by Mr. Crabtree, as an employee of MaineCom, to the Company.

In October 1997, the Company entered into a Construction Loan Agreement with CMP, as amended in February 1998 and June 1998 (as amended, the "CMP Loan Agreement"). Pursuant to the terms of the CMP Loan Agreement, the Company could borrow up to $30 million to pay approved expenses related to the construction of the NEON system. Amounts borrowed by the Company bore interest at an annual interest rate equal to LIBOR plus 3%, and were secured by a first priority security interest in all of the Company's assets, including the Company's rights in the NEON system, except that part of the NEON system which is located in CMP's service territory, as to which CMP's security interest was subordinated to that of another lender. Amounts due under the CMP Loan Agreement were paid in full with the proceeds of the Company's initial public offering.

Concurrently with the CMP Loan Agreement, CMP was issued warrants to purchase 5,876 shares of membership interest in FiveCom LLC with an exercise price of $.01 per share, as described above.


Registration Rights

In November 1995, the Company and MaineCom entered into a Stock Subscription Agreement, pursuant to which MaineCom purchased shares of the Company's Series B Convertible Preferred Stock. Pursuant to the terms of the Agreement, MaineCom has the right to have the shares of Common Stock that were issued upon conversion of its shares of Series B Convertible Preferred Stock ("Registrable Securities") included in any registration statement filed by the Company relating to any public offering of the Company's Common Stock, except to the extent the number of such shares may be limited by the managing underwriter of any such offering. In addition, MaineCom may request that the Company register all or part of the Registrable Securities at any time at least 180 days after the effective date of a registered underwritten offering of the Company's Common Stock, provided that the anticipated aggregate net offering price for such securities is at least $10,000,000.


Principal Stockholders Agreement

CMP and NU have entered into an agreement dated May 28, 1998, whereby each such party agrees that, following the completion of the Company's initial public offering of its Common Stock, it will not permit or cause the Company to (i) merge or consolidate, liquidate or dissolve, change its form of organization or sell, lease, exchange or transfer all or substantially all of its assets; or
(ii) seek bankruptcy protection or certain other protection from creditors, without the consent of both parties. In addition, each of NU and CMP has rights of first offer in connection with the proposed sale of Common Stock held by the other party and the option to purchase the shares of Common Stock held by the other party if such other party seeks bankruptcy protection or similar relief. This agreement will remain in effect for so long as (a) NU owns at least 10% of the outstanding Common Stock, fully diluted; and (b) the aggregate Common Stock owned by NU and CMP is at least 33-1/3% of the outstanding Common Stock, fully diluted.

For a description of employment agreements between the Company and Named Executive Officers, see "Compensation of Executive Officers -- Employment Agreements," above. For a description of stock options granted to certain directors of the Company, see "Directors' Compensation," above.

                             STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Common Stock between July 31, 1998 (the date the Company's Common Stock commenced public trading) and December 31, 1998 with the cumulative total return of the Nasdaq (U.S.) Index and the Nasdaq Telephone Communications Index, over the same period. This graph assumes the investment of $100 on July 31, 1998 in the Company's Common Stock, the Nasdaq U.S. Index and the Nasdaq Telecommunications Index, and assumes any dividends are reinvested.


             COMPARISON OF FIVE MONTH CUMULATIVE TOTAL RETURN AMONG
                          NORTHEAST OPTIC NETWORK, INC.
                              THE NASDAQ U.S. INDEX
                       THE NASDAQ TELECOMMUNICATIONS INDEX


                                         Jul-98   Aug-98   Sep-98   Oct-98   Nov-98   Dec-98
                                     -------------------------------------------------------
NorthEast Optic Network, Inc.           100.00     51.04    69.79    51.04    88.54    86.46
Nasdaq Stock Market (U.S.)              100.00     80.39    91.61    95.53   105.03   118.53
Nasdaq Telecommunications Index         100.00     75.86    85.28    92.18    97.03   115.90


                                ---------------

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of copies of reports filed by the Company's directors and executive officers and persons beneficially owning more than 10% of the Company's Common Stock ("Reporting Persons") pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain Reporting Persons, the Company believes that, other than the late filing in December 1998 of a Form 3 by Vincent C. Bisceglia, during 1998 all filings required to be made by its Reporting Persons were timely made.


  PROPOSAL 2 - RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year. Arthur Andersen LLP served as the Company's independent public accountants for the year ended December 31, 1998. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved, the Board of Directors may reconsider its selection.

A representative of Arthur Andersen LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions from stockholders.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS SELECTION.


                                  OTHER MATTERS

Other Business

The Board of Directors knows of no other business which will be presented for consideration at the meeting other than the proposals described above. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote or otherwise act in accordance with their best judgment on such matters.


Solicitation of Proxies

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may solicit proxies by telephone, telegraph, facsimile and personal interviews, but will receive no additional remuneration for doing so. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in this connection.


Stockholder Proposals for the 2000 Annual Meeting

Any proposal that a stockholder intends to present at the 2000 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than December 28, 1999 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

Pursuant to the Company's by-laws, the Company must be given advance notice of stockholder nominations for election to the Company's Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than stockholder matters included in the Company's proxy statement). The required notice must be (i) made in writing; (ii) delivered to or mailed and received by the Secretary of the Company at the principal offices of the Company, and, if relating to a nomination of directors, by first class United States mail, postage prepaid; and (iii) received not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, the notice must be mailed or delivered not later than the close of business on the 10th day following the date on which the notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.


                                             By order of the Board of Directors,
May 3, 1999                                  Roger M. Barzun, Secretary


      THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                      PROXY
                          NORTHEAST OPTIC NETWORK, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 26, 1999

The undersigned, having received a Notice of the Annual Meeting of Stockholders of NorthEast Optic Network, Inc. (the "Company") to be held on Wednesday, May 26, 1999 (the "Annual Meeting") and the Board of Directors' Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Vincent C. Bisceglia, Victor Colantonio and William F. Fennell and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.


SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE

[X] Please mark your votes
     as in this example.

The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified below, this proxy will be voted FOR such election to office or proposal. None of the matters to be voted on is conditioned on, or related to, the approval of any other matter. All matters are proposed by the Company.

1.    To elect seven directors:

      Nominees: Vincent C. Bisceglia, Victor Colantonio, Katherine Dietze Courage, John H. Forsgren,
      David E. Marsh, F. Michael McClain, Gary D. Simon.


         FOR ALL                                       WITHHELD FROM
        NOMINEES         [   ]                  [   ]  ALL NOMINEES
[  ]   -------------------------------------------------------------------------

       INSTRUCTION: To withhold authority for any individual nominee, write the nominee's name in the space provided above.


2.    To ratify the selection of Arthur Andersen LLP as the              FOR          AGAINST       ABSTAIN
      Company's independent public accountants for the current           [ ]            [ ]           [ ]
      fiscal year


In their discretion, the named Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting, or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

NOTE: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

Signature:
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Date:
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Signature:
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Date:
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